Exhibit 99.1

CORESITE REPORTS SOLID SECOND-QUARTER EARNINGS GROWTH

Recorded record sales of turn-key data center space

Raising 2014 guidance

DENVER, CO — July 23, 2014 — CoreSite Realty Corporation (NYSE:COR), a provider of secure, reliable, high-performance data center solutions, today announced financial results for the second quarter ended June 30, 2014.

Quarterly Highlights

•                  Reported second-quarter funds from operations (“FFO”) excluding one-time items of $0.51 per diluted share and unit, representing 13.3% growth year over year

•                  Including a net benefit of $0.06 of non-recurring FFO, total reported FFO was $0.57 per diluted share and unit

•                  Reported second-quarter total operating revenues of $65.7 million, representing a 13.9% increase year over year and data center revenues of $63.7 million, representing a 14.5% increase year over year

•                  Executed new and expansion data center leases representing $9.4 million of annualized GAAP rent at a rate of $159 per square foot

•                  Realized rent growth on signed renewals of 2.1% on a cash basis and 8.1% on a GAAP basis and recorded rental churn of 1.8%

•                  Commenced 60,587 net rentable square feet of new and expansion leases with GAAP annualized rent of $135 per square foot, increasing stabilized data center occupancy to 85.4%

Tom Ray, CoreSite’s Chief Executive Officer, commented, “Our second-quarter financial results reflect continued systematic execution of our business plan.” Mr. Ray continued, “We are pleased at the continued progress of our sales and marketing teams, with new and expansion sales of turn-key data center capacity for the quarter representing our highest volume since we became a public company. Second-quarter sales production reflects the execution of a large lease in the Bay Area and strong leasing across the remainder of the portfolio led by Los Angeles, Boston, and Northern Virginia.”

Financial Results

Excluding one-time items discussed below, CoreSite reported FFO attributable to shares and units of $24.0 million for the three months ended June 30, 2014, a 13.9% increase year over year and an increase of 5.1% compared to the prior quarter. On a per-diluted-share-and-unit basis, FFO, excluding one-time items, increased 13.3% year over year to $0.51 for the three months ended June 30, 2014.

For the three months ended June 30, 2014, CoreSite recognized an impairment of internal-use software of $1.0 million, or a charge of $0.02 per share, and a benefit of $3.7 million, or $0.08 per share, related to a true-up of accrued real estate tax liabilities. These tax liabilities are associated with previously accrued amounts related to the change in ownership of acquired properties in association with the Company’s 2010 IPO.

Including the net impact of these two items, CoreSite reported FFO attributable to shares and units of $26.7 million for the three months ended June 30, 2014. On a per-diluted-share-and-unit basis, FFO was $0.57 for the three months ended June 30, 2014, as compared to $0.45 per diluted share and unit for the three months ended June 30, 2013.

Total operating revenues for the three months ended June 30, 2014, were $65.7 million, a 13.9% increase year over year. Data center revenues for the three months ended June 30, 2014, were $63.7 million, a 14.5% increase year over year. CoreSite reported net income attributable to common shares of $3.9 million, or $0.18 per diluted share.

Sales Activity

CoreSite executed 121 new and expansion data center leases representing $9.4 million of GAAP annualized rent during the second quarter, comprised of 58,909 NRSF at a weighted-average GAAP rate of $159 per NRSF. These new and expansion data center leases  include a lease for 26,500 square feet at CoreSite’s SV3 facility, which has partially commenced and will continue to commence in phases through the second quarter of 2016, as previously reported. As a component of executing this lease, CoreSite executed an early termination of a 12,600 square foot portion of a previously existing lease at the building. Net of the early termination at SV3, new and expansion leasing in Q2 represents 46,309 square feet.

CoreSite’s renewal leases signed in the second quarter totaled $7.0 million in GAAP annualized rent, comprised of 41,890 NRSF at a weighted average GAAP rate of $167 per NRSF, reflecting a 2.1% increase in rent on a cash basis and an 8.1% increase on a GAAP basis. The second-quarter rental churn rate was 1.8%, which includes churn related to amending a single-customer lease at CoreSite’s SV3 data center and releasing that space to a new customer.

CoreSite’s second-quarter data center lease commencements totaled 60,587 NRSF at a weighted average GAAP rental rate of $135 per NRSF, which represents $8.2 million of GAAP annualized rent.  Net of the termination at SV3, second-quarter commencements totaled 47,987 square feet.

Development Activity

CoreSite had 50,000 NRSF of data center space under construction at VA2 in Northern Virginia at the end of the second quarter.  As of June 30, 2014, CoreSite had incurred $61.1 million of the estimated $73.9 million required to complete this project.

Balance Sheet and Liquidity

As of June 30, 2014, CoreSite had $276.8 million of total long-term debt equal to 2.0 times second-quarter annualized adjusted EBITDA and $391.8 million of long-term debt and preferred stock equal to 2.9 times second-quarter annualized adjusted EBITDA.

At quarter end, CoreSite had $11.1 million of cash available on its balance sheet and $220.9 million of available capacity under its credit facility.

Dividend

On May 30, 2014, CoreSite announced a dividend of $0.35 per share of common stock and common stock equivalents for the second quarter of 2014. The dividend was paid on July 15, 2014, to shareholders of record on June 30, 2014.

CoreSite also announced on May 30, 2014, a dividend of $0.4531 per share of Series A preferred stock for the period April 15, 2014, to July 14, 2014. The preferred dividend was paid on July 15, 2014, to shareholders of record on June 30, 2014.

2014 Guidance

Excluding a one-time charge of $0.02 per share and unit in the first quarter and the one-time net benefit recorded in the second quarter in the amount of $0.06 per share, CoreSite is increasing its guidance of FFO per diluted share and unit to a range of $2.07 to $2.15 from the previous range of $2.00 to $2.10. Including the above-referenced one-time items, CoreSite is increasing its 2014 guidance of FFO per diluted share and unit to a range of $2.11 to $2.19.

In addition, CoreSite is increasing its 2014 guidance for net income attributable to common shares to a range of $0.61 to $0.69 per diluted share from the previous range of $0.50 to $0.60 per diluted share. The difference between FFO and net income is attributable to real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in the Bank of America 2014 Global Real Estate Conference on September 10th in New York, New York; the Bank of America 2014 Media, Communications & Entertainment Conference on September 16th in Beverly Hills, California; and the Cantor Fitzgerald & Newmark Grubb Knight Frank Data Center Executive Symposium on September 30th in New York, New York.

Conference Call Details

CoreSite will host a conference call on July 23, 2014, at 12:00 p.m., Eastern time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers.  The passcode for the replay is 13585288.  The replay will be available until July 30, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” tab.  The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure and reliable data center solutions across eight key North American markets.  More than 800 of the world’s leading enterprises, carriers and mobile operators, content and cloud providers and media and entertainment companies choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads.  Our flexible, high-performance products and 350+ dedicated employees consistently deliver unmatched, scalable data center options — all of which leads to a best-in-class customer experience.  For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	June 30, 2014	December 31, 2013
Assets:
Investments in real estate:
Land	$79,929	$78,983
Building and building improvements	769,056	717,007
Leasehold improvements	98,121	95,218
	947,106	891,208
Less: Accumulated depreciation and amortization	(185,230)	(155,704)
Net investment in operating properties	761,876	735,504
Construction in progress	161,377	157,317
Net investments in real estate	923,253	892,821
Cash and cash equivalents	11,132	5,313
Accounts and other receivables, net	10,275	10,339
Lease intangibles, net	9,018	11,028
Goodwill	41,191	41,191
Other assets	62,386	55,802
Total assets	$1,057,255	$1,016,494

Liabilities and equity:
Liabilities
Revolving credit facility	$176,750	$174,250
Senior unsecured term loan	100,000	—
Mortgage loan payable	—	58,250
Accounts payable and accrued expenses	74,289	67,782
Deferred rent payable	9,401	9,646
Acquired below-market lease contracts, net	6,185	6,681
Prepaid rent and other liabilities	16,872	11,578
Total liabilities	383,497	328,187

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	211	209
Additional paid-in capital	271,379	267,465
Accumulated other comprehensive loss	(136)	—
Distributions in excess of net income	(58,649)	(50,264)
Total stockholders’ equity	327,805	332,410
Noncontrolling interests	345,953	355,897
Total equity	673,758	688,307

Total liabilities and equity	$1,057,255	$1,016,494

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating revenues:
Data center revenue:
Rental revenue	$36,938	$34,899	$32,355	$71,837	$63,664
Power revenue	16,575	16,002	14,486	32,577	28,015
Interconnection revenue	8,591	8,059	7,053	16,650	13,625
Tenant reimbursement and other	1,627	2,756	1,770	4,383	3,559
Total data center revenue	63,731	61,716	55,664	125,447	108,863
Office, light industrial and other revenue	1,951	2,015	2,003	3,966	3,895
Total operating revenues	65,682	63,731	57,667	129,413	112,758
Operating expenses:
Property operating and maintenance	18,534	16,289	15,118	34,823	29,645
Real estate taxes and insurance	(980)	2,966	2,304	1,986	4,524
Depreciation and amortization	19,504	17,882	16,261	37,386	32,210
Sales and marketing	3,747	3,588	3,936	7,335	7,725
General and administrative	6,732	7,705	6,177	14,437	13,180
Rent	5,070	5,066	4,756	10,136	9,549
Impairment of internal-use software	1,037	922	—	1,959	—
Transaction costs	9	4	249	13	254
Total operating expenses	53,653	54,422	48,801	108,075	97,087

Operating income	12,029	9,309	8,866	21,338	15,671

Interest income	2	2	2	4	4
Interest expense	(1,415)	(1,173)	(783)	(2,588)	(1,222)
Income before income taxes	10,616	8,138	8,085	18,754	14,453
Income tax (expense) benefit	22	(20)	(206)	2	(379)
Net income	10,638	8,118	7,879	18,756	14,074

Net income attributable to noncontrolling interests	4,670	3,301	3,176	7,971	5,438
Net income attributable to CoreSite Realty Corporation	5,968	4,817	4,703	10,785	8,636
Preferred dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
Net income attributable to common shares	$3,883	$2,733	$2,618	$6,616	$4,467

Net income per share attributable to common shares:
Basic	$0.18	$0.13	$0.13	$0.31	$0.22
Diluted	$0.18	$0.13	$0.12	$0.31	$0.21

Weighted average common shares outstanding:
Basic	21,131,077	20,992,758	20,829,375	21,062,299	20,752,065
Diluted	21,604,730	21,521,838	21,445,875	21,599,749	21,412,289

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$10,638	$8,118	$7,879	$18,756	$14,074
Real estate depreciation and amortization	18,163	16,836	15,309	34,999	30,451
FFO	$28,801	$24,954	$23,188	$53,755	$44,525
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
FFO available to common shareholders and OP unit holders	$26,716	$22,870	$21,103	$49,586	$40,356

Weighted average common shares outstanding - diluted	21,604,730	21,521,838	21,445,875	21,599,749	21,412,289
Weighted average OP units outstanding - diluted	25,360,847	25,360,847	25,353,709	25,360,847	25,353,709
Total weighted average shares and units outstanding - diluted	46,965,577	46,882,685	46,799,584	46,960,596	46,765,998

FFO per common share and OP unit - diluted	$0.57	$0.49	$0.45	$1.06	$0.86

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$10,638	$8,118	$7,879	$18,756	$14,074
Adjustments:
Interest expense, net of interest income	1,413	1,171	781	2,584	1,218
Income tax (benefit) expense	(22)	20	206	(2)	379
Depreciation and amortization	19,504	17,882	16,261	37,386	32,210
EBITDA	$31,533	$27,191	$25,127	$58,724	$47,881
Non-cash compensation	1,532	1,716	1,683	3,248	3,578
Transaction costs / litigation	9	230	399	239	504
Impairment of internal-use software	1,037	922	—	1,959	—
Adjusted EBITDA	$34,111	$30,059	$27,209	$64,170	$51,963

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense and impairment charges to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.